UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 11, 2009 (January 29, 2009)

Lone Pine Holdings, Inc.
(Exact name of registrant as specified in its charter)

                             Nevada                                             000-25909                                           86-0931332
                                 (State or Other Jurisdiction                   (Commission File                                (I.R.S. Employer
                              of Incorporation)                                      Number)                                       Identification No.)

Lone Pine Holdings, Inc
4/95 Salmon Street, Port Melbourne, Victoria
Australia, 3207

(Address of principal executive offices)

011 61 3 8645 4340

(Registrant’s telephone number, including area code)

Australian Forest Industries

(Former name and address of principal executive offices,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.03	Amendments to Articles of Incorporation; Change in Fiscal Year

Effective January 29, 2009, we amended our Articles of Incorporation to decrease the number of authorized shares of capital stock from 305,000,000 to 150,000,000.  Prior to the amendment, our Articles of Incorporation authorized 300,000,000 shares of common stock, and after the amendment, our Articles of Incorporation authorize 145,000,000 shares of common stock. Our Articles of Incorporation prior to the amendment and after the amendment both authorize 5,000,000 shares of preferred stock.

Although this amendment by itself would reduce the number of authorized and unissued shares of common stock, when coupled with the reverse stock split described below, the number of authorized and unissued shares of common stock will increase from 14.1% prior to the amendment to 98.2% after the amendment.  In addition to allowing us to issue shares of capital stock to a potential merger candidate, we believe that the proposed change in the authorized number of shares of our common stock more accurately represents, and is more in line with, a realistic capital structure for a company of our size.

The amendment to our Articles of Incorporation effective on January 29, 2009 also changed our name from “Australian Forest Industries” to “Lone Pine Holdings, Inc.”  Our management believes that the name change will disassociate us with our former business of operating a saw mill in Australia.  As we have yet to identify a merger candidate or a field of business in which we would like such a merger candidate to be involved, our management believes that a non-descript name like Lone Pine Holdings, Inc. is a good choice for our Company and makes us a more attractive merger candidate.

The relative rights and limitations of the shares of common stock remain unchanged by the amendment to our Articles of Incorporation.  We described the amendment to our Articles of Incorporation to our shareholders in an Information Statement on Schedule 14C that we filed with the U.S. Securities and Exchange Commission and mailed to our shareholders.

Item 8.01	Other Events

On January 29, 2009, we enacted a reverse-stock split so that for every one hundred shares of our common stock outstanding on the record date, our shareholders received one share of our common stock (the "Reverse Stock Split"). Any fractional share of our common stock that would have existed as a result of the Reverse Stock Split was rounded up to a whole share.  Every one hundred shares of common stock issued and outstanding immediately prior to the record date will be reclassified as, and changed into, one share of common stock.

The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of common stock. At the time of the record date, we had 257,600,680 shares outstanding, which number was reduced to approximately 2,576,068 as a result of the Reverse Stock Split. The respective relative voting rights and other rights that accompany the common stock were not altered by the Reverse Stock Split, and the common stock will continue to have a par value of $0.001 per share. Although the consummation of the Reverse Stock Split will not alter the number of our authorized shares of common stock, our authorized share capital was changed by the amendment to our Articles of Incorporation described above in Item 5.03.

Management undertook the Reverse Stock Split in an attempt to make us a more attractive merger candidate. Management believes that the number of shares outstanding was too large in comparison to the number of authorized shares to compensate any one individual or group bringing a new business venture or opportunity to us.

You may surrender your current certificates to our stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split. Commencing on the record date, each certificate representing pre-Reverse Stock Split shares of common stock are deemed for all purposes to evidence ownership of post-Reverse Stock Split shares of common stock, as the case may be. No fractional shares of common stock will be issued, and, in lieu thereof, a whole share will be issued to any shareholders entitled to a fraction of a share of common stock.

In connection with our name change and the reverse stock split, the symbol for our shares of common stock quoted on the Over-the-Counter Bulletin Board of the Financial Industry Regulatory Authority changed from “AUFI” to “LPNI” effective February 11, 2009.   Also in addition with the name change and the stock split, the CUSIP number of our common stock has changed to “542223 10”.

Item 9.01	Financial Statement and Exhibits

Exhibit 3.1	Certificate of Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lone Pine Holdings, Inc.

Date:  February 11, 2009

By:                         /s/ Colin Baird
Name:                    Colin Baird
Title:                      Chief Executive Officer